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MASTER LIQUDITY RISK MANAGEMENT ADDENDUM
to the Administration, Bookkeeping and Pricing Services Agreement(s)

This Master Liquidity Risk Management Addendum (this “Addendum”), dated as of October 31, 2019, with retroactive effectiveness as may be described herein, and is attached to and made part of all those respective Administration, Bookkeeping and Pricing Services Agreement(s) identified in Appendix II, each by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds applicable to such Agreement.

WHEREAS, ALPS and the Trust wish to supplement the applicable Agreement(s) to provide for additional services to be performed by ALPS and to set forth the fees for those additional services, with retroactive effectiveness as described herein.

NOW THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Services. ALPS will provide the Trust with the additional services (the “Additional Services”) described in Appendix I, attached hereto. The Additional Services may include the use of input, data, or other information from a third party vendor (“Vendor”); provided that, in such event, ALPS shall not be relieved of any of its obligations otherwise applicable under the applicable Agreement or this Addendum. Except as otherwise set forth herein, the provision of the Additional Services and duties of ALPS and the Trust in connection therewith will be governed under the terms and conditions of the applicable Agreement.

2.	Compensation. In consideration of the Additional Services performed under this Addendum, the Trust shall pay ALPS the fees listed in Appendix II, attached hereto. The imposition of such fees shall have commenced or will commence on the date listed in Appendix II, which may be retroactive to the date of this Addendum. During each year of the term of the Agreement as applicable to that Agreement, unless the parties shall otherwise agree, the fee that would be charged for the Additional Services would be the base rate fee (as reflected in Appendix II hereto) subject to an annual cost of living adjustment based on the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such index is terminated, any successor or substitute index, appropriately adjusted, acceptable to all parties.

3.	Terms Applicable to the Additional Services. As applicable to the Additional Services provided under this Addendum, the parties are further subject to the additional terms and conditions set forth in the Appendix III, attached hereto.

4.	Term, Termination, and Modification. This Addendum shall be deemed to have been effective beginning as of the date applicable to each Agreement listed in Appendix II and shall continue thereafter until the earlier of (i) the termination of this Addendum or (ii) the termination of the Agreement. This Addendum shall be terminable by either party pursuant to the terms set forth in Section 13 of the Agreement, and termination of this Addendum shall not terminate the applicable Agreement. This Addendum cannot be modified except by a written agreement signed by both parties.

5.	Survival. The provisions of Appendix III of this Addendum shall survive termination of the Agreement and/or this Addendum.

6.	Miscellaneous. Except to the extent expressly amended or supplemented hereby, the provisions of each Agreement remain in full force and effect. All capitalized terms used in this Addendum and not defined herein shall have the meaning ascribed to them in the Agreement. This Addendum may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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7.	Governing Law. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the day and year first above written.

ALPS SERIES TRUST

By:
Name:	Brad Swenson
Title:	President

ALPS FUND SERVICES, INC.

By:
Name:
Title:

Appendix I

Additional Services

The following Additional Services are to be performed by ALPS for the compensation noted in Appendix II hereto.

Fund Administration

●	Provide Liquidity Risk Management (“LRM”) support services

○	Vendor management, including facilitating communication between the Trust and Vendor

○	Holdings data management within the Vantage module

○	Manage user access of Vendor’s LRM portal

○	Generate and distribute standard Vantage liquidity reporting

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by ALPS.

Appendix II

Fees and Effective Dates:

REDACTED

APPENDIX III

Additional Terms

In addition to the terms and conditions of the Agreement, the following terms and conditions apply to the provision of the Additional Services under this Addendum:

No Warranties

NEITHER ALPS NOR VENDOR AND ITS SUPPLIERS MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER WITH RESPECT TO THE ADDITIONAL SERVICES.

Limitation on Liability

(a)       ALPS and Vendor and its suppliers shall have no liability to the Trust, or a third party, for errors, omissions or malfunctions in the Additional Services, other than the obligation of ALPS (i) to endeavor, upon receipt of notice from the Trust, to correct a malfunction, error, or omission in any Additional Services; and (ii) to oversee and monitor the activities of Vendor and its suppliers in a commercially reasonable manner.

(b)       The Trust acknowledges that (i) the Additional Services are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning liquidity characteristics of certain securities; and (ii) Vendor holds all title, license, copyright or similar intellectual property rights in the Additional Services.

The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Additional Services, its selection of the use or intended use of such, subject to the rest of Appendix III, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

(c)       Other than to the extent arising under ALPS’ failure to fulfill its obligations under (a) above, the Trust shall indemnify ALPS and Vendor and its suppliers against and hold ALPS and Vendor and its suppliers harmless from any and all losses, damages, liability, costs, including attorney's fees, resulting directly or indirectly from any claim or demand against ALPS or Vendor or its suppliers by a third party arising out of or related to the accuracy or completeness of any Additional Services received by the Trust, or any data, information, service, report, analysis or publication derived therefrom. Neither ALPS nor Vendor and its suppliers shall be liable for any claim or demand against the Trust by a third party.

(d)       As it relates to the Additional Services, neither ALPS nor Vendor and its suppliers shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

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